news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
August 23, 2012

Unit Corporation Announces Agreements to Sell Certain
Non-Core Oil & Natural Gas Assets

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company (“Unit Petroleum”), has entered into two separate agreements to sell certain non-core oil and natural gas assets for $268.0 million, subject to customary pre-closing and post-closing adjustments.  Unit Petroleum has entered into an agreement with QEP Energy, a wholly owned subsidiary of QEP Resources, Inc. (NYSE – QEP), to sell its interest in certain of its Bakken properties as part of a transaction that QEP recently announced it is acquiring in North Dakota’s Williston Basin.  In the other transaction, Unit Petroleum has entered into an agreement with an unaffiliated buyer to sell certain oil and natural gas assets located in Brazos and Madison counties of Texas, including Buda and Woodbine production and associated acreage.
The effective date for both transactions is July 1, 2012, and both are anticipated to close in September 2012.  Second quarter 2012 average production for the combined properties being sold was approximately 1,200 net barrels of oil equivalent per day.
"We are pleased to announce these strategic divestitures for Unit," commented Larry D. Pinkston, Unit's President and Chief Executive Officer.  “This is an important step that will create additional liquidity for future acquisitions and development in our core areas.  These transactions are part of non-core divestitures that Unit has been pursuing.”

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the possibility that the ultimate quantity and value of the estimated oil and natural gas reserves associated with the divestiture actually differ from those contained in this release, the estimates used in the valuation of the divestiture, including prices used in calculating reserve values, may vary significantly from actual results, the current productive capabilities of the oil and natural gas wells included in the divestiture varies from that disclosed, and that the divestiture described in this release may not close.  In addition, forward looking statements also include the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s oil and natural gas segment, development, operational, implementation and opportunity risks, possibility of future growth opportunities, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.